INVESTMENT SUBADVISORY AGREEMENT

INVESTMENT SUBADVISORY AGREEMENT, made this __ day of ___________, 2003, by and between Ameritas Investment Corp., a Nebraska corporation registered as an investment advisor under the Investment Advisers Act of 1940 (the “Advisor”), and Thornburg Investment Management (the “Subadvisor”).

WHEREAS, the Advisor is an investment advisor to Calvert Variable Series, Inc. (the “Fund”), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Advisor desires to retain the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor’s investment advisory activities on behalf of each of the series (each a “Portfolio”) for which Schedules are attached hereto;

NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.       Services to be Rendered by the Subadvisor to the Portfolios.

(a)      Investment Program.  Subject to the control of the Fund’s Board of Directors ("Directors") and the Advisor, the Subadvisor at its expense continuously will furnish to the Fund an investment program for such portion, if any, of the assets of each Portfolio as may be designated by the Advisor from time to time.  With respect to such assets, the Subadvisor will make investment decisions and will place all orders for the purchase and sale of portfolio securities; orders may be placed with brokers affiliated with the subadvisor provided that the requirements of the 1940 Act, including without limitation, Sections 17(a), 17(e) and rules 17a-7 and 17e-1, thereunder are satisfied.  The Subadvisor will for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor.  In the performance of its duties, the Subadvisor will act in the best interests of the Fund and each Portfolio and will in conjunction with the Advisor, comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund's Articles of Incorporation, Bylaws and Registration Statement as from time to time amended, (iv) the stated investment objective, policies and restrictions of each Portfolio, and (v) such other guidelines as the Directors or Advisor may establish.  The Advisor shall be responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), and (v) of this Section 1 and amendments thereto, as well as such other information as the Subadvisor may reasonably request, including without limitation, the identity of persons who may be affiliated with the Advisor or the Fund to the extent that such affiliations may affect the extent to which the Portfolios may engage in securities transactions or other transactions with such persons.

(b)      Availability of Personnel.  The Subadvisor at its expense will make available to the Directors and Advisor at reasonable times its portfolio managers and other appropriate personnel, either in person, or, by telephone, in order to review the investment policies of the Fund and the Portfolios, as appropriate, and to consult with the Directors and Advisor regarding the investment affairs of the Portfolios, including economic, statistical and investment matters relevant to the Subadvisor's duties hereunder, and will provide periodic reports to the Advisor relating to the investment strategies it employs.

(c)      Expenses, Salaries and Facilities. The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions), including but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.  The Subadvisor will not be responsible for any other expenses of the Fund, the Portfolios, or the Advisor.

(d)      Compliance Reports.  The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.  The Advisor acknowledges that the Subadvisor is not the compliance agent for the Fund or the Portfolios, and does not have all of the books and records necessary to perform certain compliance testing.  The Subadvisor shall perform such compliance testing as it deems reasonable based upon its books and records with respect to the Portfolios and shall certify compliance to the Advisor accordingly.

(e)      Valuation.  Upon reasonable request by the Advisor, the Subadvisor will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund for which the Subadvisor has responsibility on a daily basis (unless otherwise agreed upon by the parties hereto) and at such other times as the Advisor shall reasonably request, provided that the Subadvisor is not responsible for pricing securities held by any Portfolio and may rely on prices provided to the Fund by the pricing service engaged by the Fund.

(f)      Executing Portfolio Transactions.

                  (i) Brokerage. Subject to the policies adopted by the Fund's Board of Directors, the Subadvisor, in carrying out its duties under Paragraph 1A, may cause the Fund, with respect to the Fund or any of its Portfolios, to pay a broker-dealer which furnishes brokerage or research services, as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "34 Act") or formal/informal staff opinions a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the subadvisor with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the '34 Act or rules).

(ii) Aggregate Transactions.  In executing portfolio transactions for the Portfolios, the Subadvisor may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund or the Portfolios, to the extent permitted by applicable laws and regulations.  If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and the Portfolios and its other clients involved in the transaction; aggregation of orders may not result in a more favorable price or lower brokerage commission in all instances.

(iii)  Directed Brokerage.  The Advisor may direct the Subadvisor in writing to use a particular broker or dealer for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so.

(iv) Reports on Portfolio Transactions.  The Subadvisor shall provide to the Advisor and the Board such reports in respect to the placement of portfolio transactions, for the Portfolios as the Advisor or the Board may reasonably request and, upon such request, will provide the Advisor and the Board with its policies and practices with respect to “soft dollar” transactions and aggregate trading.

(v) Brokerage Accounts.  The Advisor authorizes and empowers the Subadvisor to direct the Fund’s custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the respective Portfolios of the Fund listed on Schedule A hereto, and to execute for such Portfolios, as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above.  The Subadvisor may, using such of the securities and other property in the Portfolio as the Subadvisor deems necessary or desirable, direct the custodian to deposit for the Portfolio original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Subadvisor deems desirable or appropriate.

(g)      Voting Proxies.  The Subadvisor shall use its best efforts to take appropriate action on all proxies each and every proxy relating to securities held by the Portfolios and with respect to which the Subadvisor has investment discretion hereunder, in a timely manner, and provide accurate record of each such proxy vote, in a format acceptable to Advisor, unless otherwise directed by Advisor.  Such action is subject to the direction of the Directors and Advisor and will be consistent with the Proxy Voting Guidelines and general criteria governing investment selection applicable to the Portfolios.

(h)      Furnishing Information for the Fund's Proxies and Other Required Mailings.  The Subadvisor agrees to provide the Advisor in a timely manner with all information relating to the Subadvisor necessary, including information concerning the Subadvisor's controlling persons, for preparation of the Fund's proxy statements or other required mailings, as may be needed from time to time.

2.       Books, Records and Miscellaneous Matters.

(a)      In connection with the purchase and sale of the Fund's portfolio securities, the Subadvisor shall arrange for the transmission to the Fund's custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Portfolios.

(b)      Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisers Act of 1940 and any other laws, rules or regulations regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Portfolios are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund's or Advisor’s request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Portfolio for which the Subadvisor has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

(c)      The Subadvisor represents that it has adopted and will maintain at all times a suitable Code of Ethics that covers its activities with respect to its services to the Portfolios.

(d)      The Subadvisor shall maintain appropriate fidelity bond and errors and omission insurance policies.

3.       Exclusivity.  Nothing in the Agreement shall prevent the Subadvisor or any director, officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Subadvisor or any of its directors, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of other for whom it or they may be acting, provided, however, that the Subadvisor will not undertake, or permit such persons to undertake, any activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement, or under the Code of Ethics referred to in Section 2(c) above.

4.       Compensation.  The Advisor will pay to the Subadvisor as compensation for the Subadvisor's services rendered pursuant to this Agreement an annual Subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement.  Such fees shall be payable for each month within 15 business days after the end of such month.  If the Subadvisor shall serve for less than the whole of a month, the compensation as specified shall be prorated.  The Schedules may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation and Bylaws of the Fund.  Any change in the Schedule pertaining to any new or existing series of the Fund shall not be deemed to affect the interest of any other series and shall not require the approval of shareholders of any other series.  In the event that Subadvisor should provide investment advisory services to other investment advisors or institutional clients having similar investment strategies and guidelines based on a compensation schedule that is lower than the fee arrangement in the attached Schedules, the Subadvisor "  hereby agrees to a modification of the fee arrangement in the attached Schedules to be comparable to that lower fee arrangement provided to other investment advisors or institutional clients having similar investment strategies and guidelines.

5.       Assignment and Amendment of Agreement.  This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment or if the Investment Advisory Agreement between the Advisor and the Fund shall terminate for any reason.  This Agreement shall not be materially amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of the Fund, the Advisor or the Subadvisor.

6.       Duration and Termination of the Agreement.  This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any series now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Directors of the Fund who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of that series' outstanding voting securities.  This Agreement shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5.) except as follows:

(a)      The Fund may at any time terminate this Agreement without penalty with respect to any or all Portfolios by providing not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor.  Such termination can be authorized by the affirmative vote of a majority of the (i) Directors of the Fund or (ii) outstanding voting securities of the applicable series.

(b)      This Agreement will terminate automatically with respect to the Fund unless, by January 1, 2004 , and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Directors of the Fund or the shareholders of such series by the affirmative vote of a majority of the outstanding shares of such series, and (ii) a majority of the Directors of the Fund, who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval.  If the continuance of this Agreement is submitted to such shareholders for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(c)      The Advisor may at any time terminate this Agreement with respect to any or all Portfolios by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all series by not less than 90 days written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, unless otherwise mutually agreed in writing.

Upon termination of this Agreement with respect to any Portfolio the duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Portfolio automatically shall revert to the Advisor.

7.       Notification to the Advisor.  The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

(a) the Subadvisor shall fail to be registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which the Subadvisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement;

(b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund;

(c) to the extent required by Rule 17j-1 under the 1940 Act, a material violation of the Subadvisor's Code of Ethics is discovered and, again, when action has been taken to rectify such violation; or

(d) any other event, including but not limited to, a change in executive personnel or the addition or deletion of major client(s) of the Subadvisor that might materially and adversely affect the ability of the Subadvisor to provide the Services provided for under this Agreement.

8.       Definitions.  For the purposes of this Agreement, the terms "vote of a majority of the outstanding Shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9.       Liability and Indemnification. In connection with the Subadvisor’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, the Subadvisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or the Fund in connection with matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard by the Subadvisor of the duties of the Subadvisor under this Agreement.

The Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective directors, and officers and employees from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

The Advisor shall indemnify and hold harmless the Subadvisor and its respective directors, officers, and employees from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with the Fund.

10.     Applicable Law and Jurisdiction.  This Agreement shall be governed by Maryland law and without regard to conflicts of law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the state of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

11.     Confidentiality; Use of Name.  Subadvisor and the Advisor acknowledge and agree that during the term of this Agreement the parties may have access to certain information that is proprietary to the Advisor or Subadvisor, respectively (or to their affiliates, the Fund and/or the Fund’s service providers).  The parties agree that their respective officers and employees shall treat all such proprietary information as confidential and will not use or disclose information contained in, or derived from such material for any purpose other than in connection with the carrying out of their responsibilities under this Agreement and the management of the Fund’s assets, provided, however, that this shall not apply in the case of (i) information that is publicly available; and (ii) disclosures required by law or requested by any regulatory authority that may have jurisdiction over the Subadvisor or the Advisor, as the case may be, in which case such party shall request such confidential treatment of such information as may be reasonably available.  In addition, each party shall use its best efforts to ensure that its agents or affiliates who may gain access to such proprietary information shall be made aware of the proprietary nature and shall likewise treat such materials as confidential.

It is acknowledged and agreed that the names of the Advisor, the Subadvisor, and the Fund or its service providers, and derivatives of either, as well as any logo that is now or shall later become associated with either name ("Marks") are valuable property.  The parties agree neither will use the name of the other, or any Mark, without the prior written consent of the other party, except to the extent that such use is limited to the name, performance data, biographical data and other pertinent data by the Advisor for use in marketing and sales literature, provided that any such marketing and sales literature shall not be used by the Advisor without the prior written consent of Advisor or the Subadvisor, as the case may be, which consent shall not be unreasonably withheld.  The provisions of this Section 11 shall survive termination of this Agreement.

12.     Miscellaneous.  Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, or at such other address or to such other person as a party may from time to time specify in writing.

The Advisor and the Subadvisor each represents and warrants that it has the power to execute and deliver this Agreement and any other documentation relating hereto and to perform its respective obligations under this Agreement and that it has taken all necessary action to authorize such execution delivery and performance.  Such execution, delivery and performance do not violate or conflict with any law applicable to the Advisor or the Subadvisor, respectively, any order of judgment of any court or other governmental agency, or any contractual restriction binding on or affecting the Advisor or the Subadvisors, respectively.  The obligations of the Advisor and the Subadvisors, respectively, under this Agreement constitute their respective legal, valid and binding obligations, enforceable against each of them in accordance with the terms hereof.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

THORNBURG INVESTMENT MANAGEMENT

                                             By:

                                             Name:

                                             Title:

AMERITAS INVESTMENT CORP.

By:___________________________

                                             Name: William R. Giovanni

Title:  President and CEO

Schedule to the Investment Subadvisory Agreement

between Ameritas Investment Corp.

Thornburg Investment Management

Pursuant to the recitals of the Investment Subadvisory Agreement between Ameritas Investment Corp. (the "Advisor") and Thornburg Investment Management (the "Subadvisor"), the Subadvisor is retained to furnish the Advisor with advisory services in connection with the Advisor’s investment advisory activities on behalf of the Fund and the following portfolio of the Fund:

Ameritas Core Strategies Portfolio

Fee Schedule to the Investment Subadvisory Agreement

between Ameritas Investment Corp.

and Thornburg Investment Management

As compensation pursuant to Section 4 of the Investment Subadvisory Agreement between Ameritas Investment Corp. (the “Advisor”) and Thornburg Investment Management (the “Subadvisor”), the Advisor shall pay the Subadvisor an annual subadvisory fee, computed daily and payable monthly, pursuant to the following schedule:

Portfolio                                           Subadvisory Fee*

Ameritas Core Strategies Portfolio             40 basis points on first $50 Million

30 basis points on next $100 Million

20 basis points thereafter

All rates are annual rates calculated as basis points of the average daily net assets of the portfolio managed by the Subadvisor.

*These fees shall be waived by the Subadvisor and the Advisor shall have no obligation to pay such fees for the first six (6) months from the date of the Subadvisory Agreement.